Tortoise Capital Resources Corp. Announces Sale of Timberline Energy, LLC

FOR IMMEDIATE RELEASE

LEAWOOD, Kan. – Dec. 31, 2009 – Tortoise Capital Resources Corp. (NYSE: TTO) today announced that its portfolio company, Mowood, LLC (Mowood), has entered into a definitive agreement to sell its wholly owned subsidiary Timberline Energy, LLC (Timberline) to Landfill Energy Systems, LLC (LES).  Timberline is an owner and developer of projects that convert landfill gas to energy.

According to terms of the transaction, which is expected to close within 60 days, Mowood will transfer Timberline’s operating and development projects to LES.  Interest in one development project is expected to be transferred to Timberline management.  After paying off its indebtedness, paying management incentives and reserving for continued liabilities, Mowood is expected to distribute substantially all of the remaining proceeds to TTO.  At close TTO is expected to receive proceeds of between $9.0 and $9.3 million depending on closing adjustments.  Over the next two years TTO could receive additional proceeds of up to $3.7 million based on the contingent and escrow terms contained in the agreement.  The transaction and TTO’s proceeds are subject to the terms and conditions of the purchase and sale agreement which include customary indemnification obligations.  TTO intends to use the proceeds of the transaction to payoff its $4.6 million of bank debt leaving the remainder available to invest according to stated investment policies.

Following the completion of the transaction, Mowood will continue to own and operate Omega Pipeline Company, LLC (Omega).  Omega, a local distribution company, serves the natural gas and propane needs of Fort Leonard Wood and other customers in south central Missouri.

“TTO is pleased to announce a transaction which we believe provides strong returns to our stockholders and allows us to retain Omega,” said President Ed Russell. “The sale of Timberline allows TTO to pay off the remainder of its indebtedness and provides capital for new investments.  This transaction and the recent strength of the financial markets gives us increasing optimism as we enter 2010.”

The company expects the immediate impact of the transaction to be neutral to TTO’s distributions to stockholders and accretive in the longer-term especially if the escrow and contingent amounts are received and reinvested.

About Tortoise Capital Resources Corp.
Tortoise Capital Resources invests primarily in privately-held and micro-cap public companies operating in the midstream and downstream segments, and to a lesser extent the upstream and coal/aggregate segments, of the U.S. energy infrastructure sector.

About Tortoise Capital Advisors, LLC
Tortoise is an investment manager specializing in listed energy infrastructure, such as pipeline and power companies.  As of Nov. 30, 2009, Tortoise had approximately $2.6 billion of assets under management in five NYSE-listed investment companies and private accounts.  For more information, visit our Web site at www.tortoiseadvisors.com.

Safe Harbor Statement
This press release shall not constitute an offer to sell or a solicitation to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer or solicitation or sale would be unlawful prior to registration or qualification under the laws of such state or jurisdiction.

Forward-Looking Statement
This press release contains certain statements that may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, included herein are "forward-looking statements." Although the company and Tortoise Capital Advisors believe that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the company’s reports that are filed with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required by law, the company and Tortoise Capital Advisors do not assume a duty to update this forward-looking statement.

Contact information:
Tortoise Capital Advisors, LLC
Pam Kearney, Investor Relations, (866) 362-9331, pkearney@tortoiseadvisors.com